Company Contact:	Investor Relations Contact:
Mr. Robert Lu	Ms. Lei Huang, Account Manager
Chief Financial Officer	CCG Investor Relations
China Medicine Corp.	Tel: +1-646-833-3417 (NY Office)
Tel: +86-20-8739-1718	E-mail: lei.huang@ccgir.com
E-mail: konzern08@163.com	Website: www.ccgirasia.com

Mr. Crocker Coulson, President
Tel: +1-646-213-1915 (NY Office)
E-mail: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Medicine Corporation Announces Closing of Financing, New Board Member

Guangzhou, China, February 2, 2010 -- China Medicine Corporation (OTC BB: CHME) (“China Medicine” or “the Company”), primarily a developer, manufacturer and leading distributor in China of Western pharmaceuticals, traditional Chinese medicines (“TCM”), and other nutriceuticals, today announced that it has closed the equity private placement contemplated in its Stock Subscription Agreement dated December 31, 2009 (the “Subscription Agreement”) with One Equity Partners ("OEP"), the global private equity investment arm of JPMorgan Chase & Co.

At closing, China Medicine sold 4,000,000 of the Company’s common shares at $3.00 per share for $12 million in gross proceeds and 1,920,000 of its redeemable convertible preferred shares at $30 per share for $57.6 million in gross proceeds resulting in aggregate net proceeds of $66.5 million. Of the proceeds, $57.6 million has been placed in escrow and will be released to fund additional capital expenditures and acquisition projects subject to approval from OEP and the Company’s board of directors. Each redeemable convertible preferred share is initially convertible into ten common shares.

“The closing of this transaction further augments our ability to execute our growth strategy. With the newly added manufacturing capabilities from the LifeTech Pharmaceuticals Co., Ltd (“LifeTech”) acquisition, we are well on our way to becoming a vertically integrated pharmaceutical company with self-manufactured products sold through our extensive distribution network,” said Mr. Senshan Yang, Chairman and CEO of China Medicine Corporation.

The Company also announced that Mr. Ryan Shih, resident partner in OEP’s Hong Kong office, has joined the Company's board of directors.  Prior to joining OEP, Mr. Shih was an investment banker at both Merrill Lynch and Deutsche Bank covering the semiconductor, alternative energy, media, and hardware sectors throughout the Asia-Pacific region. Prior to that, Mr. Shih was an attorney at Skadden Arps. Prior to his legal/financial career, Mr. Shih was a captain in the United States Army. Mr. Shih holds a B.S. in Aerospace/Mechanical Engineering from the United States Military Academy at West Point, New York and a J.D. from Stanford Law School.

“We believe Mr. Shih’s successful track record, financial acumen and legal expertise will enhance our corporate oversight and governance policies, as well as help us evaluate potential acquisition targets” said Mr. Yang. “I look forward to working with Mr. Shih and the entire board as we execute our growth strategy.

About China Medicine Corporation

China Medicine Corporation is a developer, manufacturer and leading distributor in China of Western pharmaceuticals, traditional Chinese medicine products, other nutriceuticals, medical devices, and medical formulations. The Company also has its research and development force for certain products it manufactures through OEM arrangement and distributes. The Company distributes its products to wholesale distributors including more than 300 hospitals and 500 medicine companies that sell to over 2,000 drug stores in 28 provinces throughout China. The Company actively develops a number of proprietary products for a variety of uses, including oncology, high blood pressure and the removal of toxins from food and animal feeds. For more information visit the Company’s website at http://www.chinamedicinecorp.com

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business and products. The Company’s actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, the Company’s projections of LifeTech’s financial results for the 2009 year that just ended and for 2010 are materially different from the actual results, obtaining regulatory approval for new products, the expected contribution of higher margin products, government support for rural health care, competition from existing and new competitors, changes in technology, the approval of additional capital expenditures/acquisition projects by OEP and board of directors, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. China Medicine Corporation undertakes no duty to revise or update any forward-looking statement to reflect events or circumstances after the date of this release.

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